EXHIBIT 3.1

BY-LAWS

OF

FIRST NATIONAL CORPORATION

(as restated in electronic format as of February 6, 2008)

ARTICLE I

STOCKHOLDERS’ MEETINGS

A.            The annual meeting of the stockholders of the Corporation shall be held annually on a date to be fixed by the Board of Directors (beginning in 1984).  If that day is a legal holiday, the annual meeting shall be held on the next succeeding day not a legal holiday.

B.             All meetings of the stockholders shall be held at the time and place stated in the notice of the meeting.  Meetings of the stockholders shall be held whenever called by the Chairman of the Board, the President, or a majority of the Directors.

C.             The holders of a majority of the outstanding shares of capital stock entitled to vote shall constitute a quorum at any meeting of the stockholders.  Less than a quorum may adjourn the meeting to a fixed time and place, no further notice of any adjourned meeting being required.  Each stockholder shall be entitled to one vote in person or by proxy for each share entitled to vote then outstanding in his name on the books of the Corporation.

D.            The transfer books for shares of capital stock of the Corporation may be closed by order of the Board of Directors for not exceeding fifty (50) days for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other purpose.  In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date to be not more than seventy (70) days preceding the date on which the particular action requiring such determination of the stockholders is to be taken.

E.             The Chairman of the Board, if there be one, shall preside over all meetings of the stockholders.  If he is not present, or there is none in office, the President shall preside.  If neither the Chairman of the Board nor the President is present, a Vice President shall preside, or, if none be present, a Chairman shall be elected by the meeting.  The Secretary of the Corporation shall act as Secretary of all the meetings, if he be present.  If he is not present, the Chairman shall appoint a Secretary of the meeting.  The Chairman of the meeting may appoint one or more inspectors of the election to determine the qualification of voters, the validity of proxies and the results of ballots.

F.             At an annual meeting of the shareholders of the Corporation, only such business shall be conducted as shall have been properly brought before the meeting.  To be brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) days nor more than ninety (90) days prior to the date of the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by a shareholder, to be timely, must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.  A shareholder’s notice to the Secretary of the Corporation shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books of the shareholder proposing such business and of any other person or entity who is the record or beneficial owner of any shares of the Corporation and who, to the knowledge of the shareholder proposing such business, supports such proposal, (c) the class and number of shares of the Corporation which are beneficially owned and owned of record by the shareholder proposing such business on the date of his notice to the Corporation and the number of shares so owned by any person or entity who, to the knowledge of the shareholder proposing such business, supports such proposal and (d) any material interest (financial or other) of such shareholder in such proposal.  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section F.  The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section F and if the Chairman should so determine, the Chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

ARTICLE II

BOARD OF DIRECTORS

A.            The number of the Directors shall be eleven (11).  This number may be increased or decreased at any time by amendment of these By-laws, but shall always be a number of not less than three.  Directors must be stockholders.  A majority of the Directors shall constitute a quorum.  Less than a quorum may adjourn the meeting to a fixed time and place, no further notice of any adjourned meeting being required.  [Amended 2/06/2008]

B.             Any vacancy arising among the Directors, including a vacancy resulting from an increase by not more than two in the number of Directors, may be filled by the remaining Directors unless sooner filled by the stockholders in meeting.

C.             Meetings of the Board of Directors shall be had at times fixed by resolution of the Board or upon the call of the Chairman of the Board, the President, or a majority of the members of the Board.  Notice of any meeting not held at a time fixed by a resolution of the Board shall be given to each Director at least two days before the meeting at his residence or business address or by delivering such notice to him or by telephoning it to him at least one day before the meeting.  Any such notice shall contain the time and place of the meeting.

D.            Meetings may be held without notice if all of the Directors are present or those not present waive notice before or after the meeting.

E.             The mandatory retirement age for Directors shall be age 75, meaning that a Director may serve until December 31 of the year in which he attains the age of 75 but is not eligible for further service.  No Director shall be an officer of the Board of Directors after he or she attains the age of 70 years, meaning that a Director may serve as an officer of the Board of Directors until December 31 of the year in which he or she attains the age of 70, but is not eligible for further service as such.  [Amended 2/01/2006]

F.                (a)  Only persons who are nominated in accordance with the procedures set forth in this Section F shall be eligible for election as Directors.  Nominations of persons for election to the Board of Directors of the Corporation may be made by or at the direction of the Board of Directors, or by any shareholder of the Corporation entitled to vote for the election of Directors who complies with the notice procedures set forth in this Section F.  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporations not less than sixty (60) days nor more than ninety (90) days prior to the date of the scheduled annual meeting, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.  Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a Director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder and of any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving notice, supports such nominee(s) and (ii) the class and number of shares of the Corporation which are beneficially owned and owned of record by such shareholder and by any other person or entity who is the record or beneficial owner of shares of the Corporation and who, to the knowledge of the shareholder giving the notice, supports such nominee(s).  At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation the information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.  No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section F.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the By-laws, and if the Chairman should so determine, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded.

G.	All Directors must be residents of the State of Virginia.

ARTICLE III

Committees

A.            The Board of Directors may designate by resolution adopted by a majority of all the Directors two or more of the Directors to constitute an Executive Committee.  The Executive Committee, when the Board of Directors is not in session, may to the extent permitted by law exercise all of the powers of the Directors and authorize the seal of the Corporation to be affixed as required.  The Executive Committee may make rules for the holding and conduct of its meetings, the notice thereof required, and the keeping of its records.

B.             Other committees, consisting of two or more directors, may be designated by a resolution adopted by a majority of the Directors present at a meeting at which a quorum is present and shall have the powers and authority of the Board of Directors to the extent specified in the resolution of appointment and not prohibited by law.

ARTICLE IV

Officers

A.            The Board of Directors, promptly after its election in each year, shall elect a President (who may be one of the Directors) and a Secretary; may elect a Chairman of the Board and one or more Vice Presidents; and may appoint such other officers as it may deem proper.  Any officer may hold more than one office except that the same person shall not be President and Secretary.  The term of office shall be until the first meeting of the Board of Directors following the next annual meeting of the shareholders and until their respective successors is elected, but any officer may be removed at any time by the vote of the Board of Directors.  Vacancies among the officers shall be filled by the Directors.  The officers of the Corporation shall have such duties as generally pertain to their respective offices as well as such powers and duties as from time to time may be delegated to them by the Board of Directors.

ARTICLE V

Certificate of Stock

A.            Each stockholder shall be entitled to a certificate or certificates of stock in such form as may be approved by the Board of Directors signed by the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or any Assistant Treasurer.

B.             All transfers of stock of the Corporation shall be made upon its books by surrender of the certificate for the shares transferred accompanied by an assignment in writing by the holder and may be accomplished either by the holder in person or by a duly authorized attorney in fact.

C.             In case of the loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms not in conflict with the law as the Board of Directors may prescribe.

D.            The Board of Directors may also appoint one or more Transfer Agents and Registrars and may require stock certificates to be countersigned by a Transfer Agent or registered by a Registrar or may require stock certificates to be both countersigned by a Transfer Agent and registered by a Registrar.  If certificates of capital stock of the Corporation are signed by a Transfer Agent or by a Registrar (other than the Corporation itself or one of its employees), the signature thereon of the officers of the Corporation and the seal of the Corporation thereon may be facsimiles, engraved or printed.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

ARTICLE VI

Seal

A.            The seal of the Corporation shall be a flat-faced circular die, of which there may be any number of counterparts, with the word “SEAL” and the name of the Corporation engraved thereon.

ARTICLE VII

Voting of Stock Held

A.            Unless otherwise provided by a vote of the Board of Directors, the President or any Vice President may appoint attorneys to vote any stock in any other Corporation owned by this Corporation or may attend any meeting of the holders of stock of such Corporation and vote such shares in person.